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                                                                   EXHIBIT 10.24


                                 CELEBRITY, INC.
                       FISCAL 2000 MANAGEMENT BONUS PLAN


The Celebrity, Inc. Fiscal 2000 Management Bonus Plan (the "Plan") will be effective only for fiscal 2000.

Bonuses under this Plan will be based on the consolidated net after-tax earnings of Celebrity, Inc. (the "Company") for fiscal 2000, after recording an accrual for the bonuses due pursuant to the Plan, and excluding extraordinary items ("After-Tax Earnings"), which determination will be made in the sole judgment of the Compensation Committee of the Board of Directors (the "Committee").

If the Company attains After-Tax Earnings in any of the ranges set forth below, approximately 8 employees will participate in bonus payments at the average and ranges listed below, with such percentage applied to their effective annual base salary at June 30, 2000. The Committee shall approve the participants in the Plan.

                  After-Tax Earnings (000 omitted)
---------------------------------------------------------------
From         $1,000     $2,001     $3,001     $4,001       over
To           $2,000     $3,000     $4,000     $5,000     $5,000

Bonus as a percentage of effective annual base salary:
From          10.0%      20.0%     50.0%     75.0%     100.0%
To            15.0%      25.0%     60.0%     90.0%     125.0%
Average       12.5%      22.5%     55.0%     82.5%     112.5%


The bonus will be computed based upon final audited results of operations for fiscal 2000, with payout no later than September 1, 2000. To be eligible, the participant must satisfactorily perform his or her job functions and management duties throughout fiscal 2000, with continuing employment through the payment date.

In the event a participant's employment with the Company is terminated for any reason other than death, disability or retirement prior to the payment date, all rights to any bonus under the Plan will be forfeited. In case of death, disability or retirement, the bonus under the Plan will be calculated on a pro rata basis in accordance with the time spent in service to the Company.